UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act OF 1934

Date of report (date of earliest event reported): August 31, 2006

CELLSTAR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-22972

Delaware	75-2479727
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 S. Royal Lane, Coppell, Texas 75019

(Address of principal executive offices) (Zip Code)

(972) 462-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Term Loan and Security Agreement

On August 31, 2006, CellStar Corporation (the “Company”) entered into a Term Loan and Security Agreement (the “Agreement “) with CapitalSource Finance LLC (“CapitalSource”). Pursuant to the Agreement, CapitalSource has agreed to provide the Company with the financing (the “Term Loan”) to purchase and/or redeem its 12% Senior Subordinated Notes due January 2007 (the “Notes”). Pursuant to the Term Loan, the Company may borrow up to $12.3 million to purchase and/or redeem the Notes, which may be funded through a maximum of two separate advances to be completed by December 31, 2006. The borrowing rate under the Term Loan is LIBOR plus 7.5%, or a base rate specified in the Term Loan plus an applicable margin. The Term Loan matures September 27, 2009, unless repaid earlier pursuant to the terms of the Agreement. The Term Loan will be amortized to an outstanding balance of $10 million at the rate of approximately $1 million per year, with interest-only payments required thereafter throughout the remainder of the Term Loan. Payments are due on the first day of each month following the first distribution of funds.

The Term Loan is subject to acceleration upon the occurrence of an Event of Default, as defined in the Agreement, subject to certain cure rights, including in pertinent part the following defaults: (i) failure to make any payment when due; (ii) failure to perform or observe covenants; (iii) insolvency of the Company or certain of its subsidiaries; (iv) certain judgments or levies against the Company or its subsidiaries; (v) the default or termination of certain of the Company’s agreements; (v) any material misstatement or misrepresentation made to a lender; (vi) certain reductions in the reserve; and (vii) the failure to discharge the debt related to the Notes pursuant to the terms of the Agreement. In addition, an event of default under either the Term Loan or the Company’s Amended and Restated Loan and Security Agreement dated as of March 31, 2006, by and among the Company and each of the Company’s subsidiaries signatory thereto, as borrowers, the lenders signatory thereto, as lenders, and Wells Fargo Foothill, Inc., in its capacity as agent for the lenders (the “Facility”) will cause an event of default subject to acceleration under the other respective agreement. The Term Loan is secured by a pledge of 100% of the outstanding stock of all U.S. subsidiaries and 65% of the outstanding stock of all first tier foreign subsidiaries as defined by the Term Loan, which pledge is subordinated to the Company’s Facility. The Term Loan is further secured by a subordinated lien on the Company’s domestic accounts receivable, inventory, property, equipment, negotiable instruments and all other intangible assets. The Term Loan contains, among other provisions, covenants relating to the maintenance of certain financial ratios, and restrictions on dividend payments, entering into additional debt, mergers and acquisitions and disposition of assets.

In addition to the Company and CapitalSource, certain of the Company’s subsidiaries executed the Term Loan as borrowers, including CellStar, Ltd., National Auto Center, Inc., CellStar Financo, Inc., CellStar International Corporation/SA, CellStar Fulfillment, Inc., CellStar International Corporation/Asia, Audiomex Export Corp., NAC Holdings, Inc., and CellStar Fulfillment Ltd.

Second Amendment to Amended and Restated Loan Agreement

On August 31, 2006, the Company entered into the second amendment (the “Amendment”) to its Facility, allowing the Company to enter into the Term Loan and to use the proceeds from the Term Loan to purchase and/or redeem the Notes. The Amendment includes an adjustment to the borrowing base calculation to add a reserve of $2.5 million, which amount shall be reduced by $250,000 per fiscal quarter beginning in the first fiscal quarter following the date of the Amendment in which the EBITDA for the prior four fiscal quarters is greater than or equal to $7.5 million. The Amendment also removes the Company’s ability to borrow up to an additional $10 million based on certain eligible foreign accounts; provided, however, that up to $2.4 million in advances may be used to purchase and/or prepay the Notes. The Amendment was executed by Wells Fargo Foothill, Inc., as agent and a lender, Bank of America, N.A., as successor to Fleet Capital Corporation, and Textron Financial Corporation, as lenders, and the Company and certain of its subsidiaries as borrowers, including CellStar, Ltd., National Auto Center, Inc., CellStar Financo, Inc., CellStar International Corporation/SA, CellStar Fulfillment, Inc., CellStar International Corporation/Asia, Audiomex Export Corp., NAC Holdings, Inc. and CellStar Fulfillment Ltd.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Term Loan described in Item 1.01 above under the heading “Term Loan and Security Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Term Loan and Security Agreement, dated August 31, 2006, by and among CellStar Corporation and each of CellStar Corporations’ subsidiaries signatory thereto, as Borrowers, and CapitalSource Finance LLC.

Exhibit 10.2	Second Amendment to Amended and Restated Loan Agreement, dated August 31, 2006, by and among CellStar Corporation and each of CellStar Corporation’s subsidiaries signatory thereto, as borrowers, Wells Fargo Foothill, Inc., as agent and a lender, and Bank of America, N.A., and Textron Financial Corporation, as lenders.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CELLSTAR CORPORATION

	By:	/s/ Elaine Flud Rodriguez
Date: September 1, 2006		Elaine Flud Rodriguez Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

EX-10.1	Term Loan and Security Agreement, dated August 31, 2006, by and among CellStar Corporation and each of CellStar Corporations’ subsidiaries signatory thereto, as Borrowers, and CapitalSource Finance LLC.

EX-10.2	Second Amendment to Amended and Restated Loan Agreement, dated August 31, 2006, by and among CellStar Corporation and each of CellStar Corporation’s subsidiaries signatory thereto, as borrowers, Wells Fargo Foothill, Inc., as agent and a lender, and Bank of America, N.A., and Textron Financial Corporation, as lenders.